Exhibit 99.1

Breitling Energy Issues Letter to Stockholders and Business Associates

June 25, 2015 – Dallas, Texas – Breitling Energy Corporation (OTCBB:BECC) (the “Company”) is committed to keeping you informed on the activities of the Company and expectations going forward.

I am pleased to announce that we are continuing to execute our strategy as highlighted by our Corporate Presentation which is available on our website at www.breitlingenergy.com.

Our management team has been working tirelessly amidst multiple obstacles including completing our 2013 and 2014 internal audit, a change in our CFO position and external audit firm, lower oil prices and the reality of excessive leverage that entered the exploration and production sector as a whole although the Company maintains no debt, and I greatly appreciate their relentless willingness to overcome such hurdles that we could not predict a year ago.

The first update is regarding our 2013 and 2014 audit, which is proceeding methodically.

On February 27, 2015, the Company terminated Rick Hoover as its Chief Financial Officer and appointed David Kovacs as interim Chief Financial Officer. In addition, Rothstein Kass, the Company’s external auditor for the year ended December 31, 2013, was acquired and then unexpectedly terminated all services and support to the Company. MaloneBailey, LLP was thus engaged to re-audit the Company’s 2013 financials, and then began auditing the 2014 financial statements.

Because of the extent of the 2013 re-audit combined with the complexity of our three operating divisions, the initial audit timeframe exceeded expectations thus delaying our 2014 financial statements. Management, our auditors and our financial statement consulting firm are working diligently to complete both audits and the Form 10-K as soon as practical.

Meanwhile, execution of our strategy continues with the following highlights:

•	Our management team continues analyzing and meeting regularly with potential joint venture (“JV”) or acquisition candidates.
•	The Company completed fracking operations on the Hoppe 63 #1 well in the Permian Basin. As with our drilling operations, our completion efforts are without debt.
•	The Sellers ‘66’ #1 well was spud in March, reaching a depth of approximately 8,600 feet and is on target for fracturing operations in the next 30 days, again on a no debt basis which is critically important in this environment.
•	A new strategic relationship was formed with Patriot Energy (“Patriot”) to expand the Company’s asset management division, and all affiliation activities with Patriot are exceeding our expectations.
•	The Company participated in the Cole #1 well, which reached total depth in May hitting all targeted Permian zones. Fracking and completion proceedings are expected in the next 60 days.
•	The Company acquired non-operating working interest assets in the Hunton play of northwestern Oklahoma, continuing its strategy of purchasing distressed properties at reasonable prices to add value.
•	The Hankamer #1, in which the Company owns a non-operated working interest, was completed in Newton County, Texas in an established area known to management. The vertical well encountered two expected pay zones in the Norian Yegua field.

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Going forward, we anticipate near-term completion of the multi-year audit and full release of the 2014 financial statements.

We are continuing our relentless pursuit of acquisitions and JV relationships to advance stockholder value without acquiring unserviceable debt.

Additional growth through the wellbore is anticipated through 2015 and 2016 with further development of our farmout leasehold in the Permian Basin as well as participation in strategic non-operated working interests and royalty interests.

We anticipate oil prices to continue to range between slightly below current levels on the low side to near $70 per barrel on the high side. Along with the rest of the industry, we are adapting to profitability in this oil price environment, with our Permian Basin assets leading that strategy.

By capitalizing on our successes through our first 18 months and resolving outstanding weaknesses, I am excited about Breitling Energy’s future growth potential through acquisition and development. We have an excellent management team that is working far beyond expectation to achieve our goals.

Lastly, I would like to thank our stockholders who continue to have faith in our vision and my team’s ability to execute. Your continued support inspires us to be relentless in our quest to exceed your expectations.

Sincerely,

Chris Faulkner

Chairman, President and Chief Executive Officer

FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements, including information about management's view of the Company’s future expectations, plans and prospects. In particular, when used in the preceding discussion, the words “believes,” “expects,” “intends,” “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements. Any statements made in this press release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of the Company, its subsidiaries and concepts to be materially different than those expressed or implied in such statements. Unknown or unpredictable factors also could have material adverse effects on the Company’s future results. The forward-looking statements included in this press release are made only as of the date hereof. The Company cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, the Company undertakes no obligation to update these statements after the date of this press release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for or released by the Company.

ABOUT BREITLING ENERGY CORPORATION

Breitling Energy Corporation is a growing U.S. energy company based in Dallas, Texas, engaged in the exploration and development of high-probability, lower risk onshore oil and gas properties. The Company’s dual-focused growth strategy primarily relies on leveraging management’s technical and operations expertise to grow through the drill-bit, while also growing its base of non-operating working interests and royalty interests. Breitling Energy's oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas and northern Oklahoma, with non-operating investments in Texas, North Dakota, Oklahoma and Mississippi. Breitling Energy Corporation is traded over the counter under the ticker symbol: BECC. Additional information is available at www.breitlingenergy.com.

CONTACT

Thomas Miller, VP of Communications, Breitling Energy, 214-716-2600

Gil Steedley, VP of Capital Markets, Breitling Energy, 214-716-2600

SOURCE: Breitling Energy Corporation